FOR IMMEDIATE RELEASE:
                    Y-TEL INTERNATIONAL ADDS NEW BOARD MEMBER


Broomfield, CO--November XXDRAFT 2.0XX, 2006--Y-Tel International, Inc. (OTC-BB:
YTLI), a, a broadband, cable and wifi services provider, announced today that it has appointed Gregory J. Liptak to its board of directors to replace Todd Wallace,who has resigned for personal reasons.

Y-Tel International CEO and Chairman Calvin D. Smiley said, "We are excited to add Mr. Liptak to our board of directors. As a long time manager in nationwide television and broadcasting, Mr. Liptak has the right combination of well-established, vast industry expertise and refined leadership capabilities to work in conjunction with the board to define the Company's future prospects and developments. We look forward to benefiting from his unique perspective."

A seasoned broadcasting and communications executive, Gregory Liptak is currently a managing member of Western Media Group, LLC, a direct response agency he founded to place products on cable television and broadcasting stations nationwide. Prior to Western Media Group, Mr. Liptak was CEO of Across Media Networks, LLC. For many of his 41 years in the communications industry, Mr. Liptak served as President of Jones Media Networks and Jones Intercable and Spacelink.

As President of Jones Intercable, Mr. Liptak was directly responsibility for 61 cable systems serving rural and urban markets in 21 states, representing 1.4 million subscribers. From 1975 to 1985, Mr. Liptak served in several executive capacities with Times Mirror Cable Television including Senior Vice President of Marketing and Programming and Executive Vice President of Operations. He has also held management positions with United Cable Television Corporation, Cox Cable Communications and was news director for WAND-TV, Decatur, Illinois. Mr. Liptak has a B.S. and M.S. from the University of Illinois.

About Y-Tel International, Inc.
Y-Tel International, Inc. is focused on delivering broadband solutions to rural communities through strategic acquisitions and mergers. The Company has closed on its first cable television system and has selected additional strategic cable television systems all to be upgraded and consolidated; resulting in increased bandwidth, improved customer service, and improved reliability.

Y-Tel International is focused on delivering a true "triple-play" of Voice Over Internet Protocol (VoIP), Video-on-Demand (VoD), High-Speed Data services and other related broadband solutions. The Company plans to acquire rural cable television systems and synergistic technology to assist in executing its Strategic Business Plan. Y-Tel seeks to become the leading provider of Wi-Fi Internet Services and VoIP calling solutions.

To learn more, visit www.ytelwifi.com or www.otcfn.com/ytli.

Contact: Peter Clark, Investor Relations for Y-Tel International at OTC Financial Network: (781) 444-6100 x629 or peter@otcfn.com.
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SAFE HARBOR

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Y-Tel International, Inc. (YTLI) may differ materially from these statements due to a number of factors. YTLI assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.
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